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                                                                   EXHIBIT 10.14

                                 SHELDAHL, INC.
                               1150 Sheldahl Road
                            Northfield MN 55057-9444

October 15, 1999


Mr. John McManus
1609 Mayflower Drive
Northfield, MN 55057

Dear John:

This letter describes our agreement regarding your resignation as Vice President, Finance and Officer of Sheldahl, Inc. ("Sheldahl"), effective February 25, 2000 (your "VP Resignation Date"), and your resignation as a Sheldahl employee, effective August 11, 2000 (your "Sheldahl Resignation Date"). We are offering to provide you with the following benefits in connection with your departure from Sheldahl, contingent upon your timely execution and non-rescission of this agreement and your compliance with your obligations hereunder:

1. Until your VP Resignation Date, you will continue to execute your duties in a professional and fully satisfactory manner, including but not limited to key contributions to such matters as year-end closing and financial reporting, the successful transition to the new corporate controller, Union contract negotiations and other related business activities. If, prior to your VP Resignation Date, you or Sheldahl determines that it is in your or our best interests to accelerate said Date, that party will notify the other party in writing of an accelerated VP Resignation Date. In that event, your Sheldahl Resignation Date will be accelerated by the same number of days. It is the intention of both parties, based on the transition needs of the Company and the desires of McManus, to achieve a fully satisfactory closure to his employment, making the acceleration of his VP Resignation Date unlikely.

2. Effective as of your VP Resignation Date (as accelerated, if applicable), you will continue your employment with Sheldahl as Special Projects Consultant, at your base compensation rate then in effect, until your Sheldahl Resignation Date.

3.   You will be given credit for 180 hours of vacation time under HR Policy
     04.21. Provided your Sheldahl Resignation Date occurs no sooner than August 4, 2000, this vacation benefit must be used during the period from February 25, 2000 to August 4, 2000 and there will be no vacation payout at the time of your Sheldahl Resignation. If your Sheldahl Resignation Date occurs prior to August 4, 2000, this provision will not apply and you will receive the appropriate vacation benefit and payout as defined in HR04.21.



4. Beginning with our August 18, 2000 payday (or the appropriate accelerated payday, in


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     accordance with paragraph 1), we will pay you a weekly paycheck of
     $3,045.49, subject to applicable withholding, on 102 consecutive weekly paydays, through the payday of August 9, 2002.

     The Company will pay you 75% of the bonus which you would have earned under Sheldahl's FY2000 incentive compensation program if you had remained Vice President, Finance through FY 2000 and if Sheldahl meets its FY2000 goals. This amount, if any, is subject to applicable withholding and will be paid to you when eligible executives receive their bonuses.
     All payments from Sheldahl to you under this paragraph shall be reduced dollar for dollar by any of the following payments to you: (a) severance benefits under the Sheldahl, Inc. Severance Pay Plan or any other Sheldahl plan (including, in the case of Disability, any Company short term or long term disability plan or benefit), policy or otherwise, (b) payments which you receive from Sheldahl under the Employee Agreement attached as Exhibit A, (c) any compensation or fees in excess of $10,000 in any three-month period or $40,000 per year (before taxes) which you receive from another employer or other entity for which you are performing services (excluding entities for which you are performing services as of the date of this agreement), or (d) unemployment benefits.

5. The Company will continue to pay the full premiums of core level coverage for your Sheldahl group health, dental and life insurance while you are receiving severance pay pursuant to paragraph 3, or, if earlier, the date on which you are participating in other group plans. You agree to notify Sheldahl immediately if your participation under other group plans occurs. If you are not covered under other such group plans as of the last day of the severance period, Sheldahl will pay $400 per month of your Sheldahl group premiums until the earlier of your coverage under other group plans or your 65th birthday. All rights which you may have under Sheldahl's group plans are subject to the terms of the plans, applicable laws and the continuation of said plans for active Sheldahl employees. Information and election forms concerning your group coverages will be provided to you at the appropriate time.

6. Any of your stock options under any Sheldahl, Inc. Stock Option Plan which are not 100% vested as of your Sheldahl Resignation Date shall continue to vest as provided in the applicable Stock Option Agreement during your severance period. In addition, the exercise period for your stock options shall be the exercise period set forth in the applicable Stock Option Agreement (the "Post-Termination Exercise Period"). If you die during the Post-Termination Exercise Period, all of your stock options may be exercised (to the extent vested on the date of your death) at any time within not more than one year after your death but in no event after the expiration date of any such option. Notwithstanding the above, if, during the Post-Termination Exercise Period, you accept employment with, provide services in any capacity for, engage in the business of a competitor of Sheldahl, or in any other way violate the terms of this agreement or your Employee Agreement (Exhibit A), any remaining vesting shall cease as of the date of such action and the Post-Termination Exercise Period shall be reduced to 30 days from the date of such action or the remaining time in the Post-Termination Exercise Period, whichever is less. A schedule of your stock options and their


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Mr. John McManus
October 15, 1999
Page 3


     vesting status as of the date of this agreement is attached as Exhibit B.

7. The Company will pay the cost of one physical examination at the Mayo Clinic, consistent with the executive physical examination program, prior to February 28, 2001.

8. If you request this service, we will provide you with up to six months of outplacement assistance, in a program selected by Sheldahl, with your choice of Drake, Beam, Morin or Lee, Hecht, Harrison. This program must commence no later than August 25, 2000.

9. Provided your Sheldahl Resignation Date occurs no sooner than August 4, 2000 and you are otherwise eligible under the plan, Sheldahl will provide your designated beneficiary with a death benefit of $139,441.58 under your Sheldahl, Inc. Retired Officers Life policy, minus the $5,000 death benefit provided under the terminated Sheldahl, Inc. Defined Benefit Plan, for a death benefit from that policy of $134,441.58. You will also receive the $5,000 death benefit provided under the terminated Sheldahl, Inc. Defined Benefit Plan. Your total death benefits from both plans will be $139,441.58.

In consideration of the benefits to be afforded to you as outlined above, you agree to do the following things:

1. You hereby release Sheldahl, Inc., its past and present affiliates, and its and their past and present officers, directors, agents, shareholders, employees, attorneys, insurers and indemnitors (collectively, the "Releasees") from any and all claims and causes of action, known or unknown, which you may have against any and all of them. Through this release, you extinguish all causes of action against the Releasees occurring up to the date on which you sign this agreement, including but not limited to any contract, compensation or benefit claims; intentional infliction of emotional distress, defamation or any other tort claims; all claims for costs and attorney's fees; and all claims arising from any federal, state or municipal law or ordinance, including the Employee Retirement Income Security Act, the Family and Medical Leave Act and the Fair Labor Standards Act. This release extinguishes any potential claims of employment discrimination arising from your employment with and resignation from Sheldahl, including specifically any claims under the Minnesota Human Rights Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act, and the Age Discrimination in Employment Act. This release does not extinguish any claims which arise against Sheldahl after you sign this agreement.


     You have until November 30, 1999 to review and consider this offer. If you sign this agreement before that date, you will be voluntarily waiving your right to the full review period. You also have the right to rescind this agreement within 15 calendar days of the date upon which you sign it. You understand that if you desire to rescind this agreement, you




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Mr. John McManus
October 15, 1999
Page 4


     must put the rescission in writing and deliver it to Mr. David M. Pfister, Sheldahl, Inc., 1150 Sheldahl Road, Northfield MN 55057-9444, by hand or by mail within 15 calendar days of the date on which you sign this agreement. If you deliver the rescission by mail, it must be postmarked within 15 calendar days of the date on which you sign this agreement and sent by certified mail, return receipt requested. If you rescind this agreement, your stock option exercise rights shall remain at 90 days from your Sheldahl Resignation Date in accordance with your unamended stock option agreement, and continuation of your group benefits will be in accordance with Sheldahl policies and procedures.

2. At our specific request and at mutually convenient times while you are receiving payments under this agreement, you agree to consult with me or my designee with respect to transitional Sheldahl business matters. You also agree to cooperate with Sheldahl in any current or future claims or lawsuits involving Sheldahl where you have knowledge of the underlying facts. In addition, you agree that you will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against Sheldahl, provided, however, that nothing in this agreement will be construed to prevent you from testifying truthfully as required by valid legal or administrative process.

3. You agree that you will not disclose the terms of this agreement to anyone other than your spouse, tax advisor, attorney or as otherwise required by valid administrative or judicial process. To the extent you make any disclosures permitted in the preceding sentence, you will take all necessary steps to assure that any such disclosee honors this confidentiality obligation.

4. You certify that you will return to Sheldahl all credit cards, keys, documents, software, confidential information and any other Sheldahl property in your possession (including all copies) no later than your VP Resignation Date or earlier if requested by Sheldahl. You may keep your personal computer until your Sheldahl Resignation Date and Sheldahl will provide to you any materials which you will need in the performance of your Special Projects activities between your VP Resignation Date and your Sheldahl Resignation Date.

You and Sheldahl agree that you will continue, as in the past, to speak respectfully and positively about each other.

This agreement shall not in any way be construed as an admission of liability by Sheldahl or as an admission that Sheldahl has acted wrongfully with respect to you. Sheldahl specifically denies and disclaims any such liability or wrongful acts. If any provision of this agreement is found to be illegal or unenforceable, such provision will be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this agreement shall remain in full force



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Mr. John McManus
October 15, 1999
Page 5


and effect.

This agreement sets forth our entire agreement and fully supersedes any prior agreements, contracts, policies, programs or understandings between you and Sheldahl, except for your Employee Agreement (Exhibit A) which shall remain fully effective and enforceable according to its terms. All payments and benefits provided to you under this agreement shall immediately cease if you violate the terms of this agreement or your Employee Agreement; however your release of your claims shall remain fully effective and enforceable in consideration of the payments and benefits which you will have received prior to any such violation.

Sheldahl asks that our records reflect that you conclude your employment on terms you understand and accept. Therefore, we ask you to declare that you have entered into this agreement voluntarily, without coercion, duress, or reliance on any representations by any Sheldahl employee, agent or lawyer. If this letter accurately reflects our understanding and agreement, please sign and date both copies and return them to me.

Sincerely,

SHELDAHL, INC.



/s/ Edward L. Lundstrom
------------------------------
Edward L. Lundstrom, President

Acknowledged and agreed to, with declarations confirmed, this 15th day of October, 1999.





/s/ John V. McManus
------------------------------
John McManus


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                                    EXHIBIT A

                               EMPLOYEE AGREEMENT

                                    EXHIBIT B

                                  STOCK OPTIONS

--------------------------------------------------------------------------------
            DATE GRANTED        OPTIONS     PRICE              VESTING STATUS
--------------------------------------------------------------------------------
              16-Aug-91           3861      8.750                          100%
--------------------------------------------------------------------------------
               7-Sep-99           5256      9.000                          100%
--------------------------------------------------------------------------------
              19-Aug-94           4574     11.500                          100%
--------------------------------------------------------------------------------
              24-Aug-95           3671     16.500                          100%
--------------------------------------------------------------------------------
              13-Dec-95          15000     18.375                          100%
--------------------------------------------------------------------------------
              30-Apr-96          15000     22.125                          100%
--------------------------------------------------------------------------------
              31-Oct-96           4716     15.375                          100%
--------------------------------------------------------------------------------
              16-Aug-91          13466     22.000                        66.7%*
--------------------------------------------------------------------------------
              21-Oct-97           9456     20.375                       33.3%**
--------------------------------------------------------------------------------

* 100% vested on August 19, 2000
** 100% vested on October 21, 2000


Note - The shares listed above represent vesting status only. The actual number of options may be less in the event vested options have been exercised.